UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Harte-Hanks, Inc.

(Name of Registrant as Specified In Its Charter)

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HARTE-HANKS, INC.

200 Concord Plaza Drive, Suite 800

San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2006

As a stockholder of Harte-Hanks, Inc., you are hereby given notice of, and invited to attend in person or by proxy, the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is to be held at 200 Concord Plaza Drive, First Floor, San Antonio, Texas 78216, on Tuesday, May 16, 2006, at 10:00 a.m. Central Time, for the following purposes:

1.	To elect two Class I directors, each for a three-year term; and

2.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 31, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the meeting, you may assure your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet, or by signing, dating and mailing the enclosed proxy card in the enclosed stamped envelope for which no additional postage is required if mailed in the United States.

By Order of the Board of Directors,

SLOANE LEVY

Vice President, General Counsel and Secretary

San Antonio, Texas

April 13, 2006

YOUR VOTE IS IMPORTANT.

PLEASE VOTE BY TELEPHONE, BY INTERNET OR EXECUTE AND RETURN

PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

HARTE-HANKS, INC.

200 Concord Plaza Drive, Suite 800

San Antonio, Texas 78216

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2006

This Proxy Statement is furnished to stockholders of Harte-Hanks, Inc. (“Harte-Hanks” or the “Company”) for use at the 2006 Annual Meeting of Stockholders to be held on Tuesday, May 16, 2006 at 10:00 a.m. (Central Time) at 200 Concord Plaza Drive, First Floor, San Antonio, Texas 78216 (the “Annual Meeting”). The enclosed proxy is solicited on behalf of our Board of Directors (the “Board”). A stockholder voting by phone, by Internet or by executing the accompanying proxy card has the right to revoke it at any time prior to the voting thereof by notifying our Corporate Secretary in writing, executing a subsequent proxy card or attending the meeting and voting in person. Unless a contrary choice is so indicated, all votes sent via telephone or the Internet or all duly executed proxies received by us will be voted in accordance with the instructions set forth on the proxy card. The record date for stockholders entitled to vote at the Annual Meeting is the close of business on March 31, 2006 (the “Record Date”). The approximate date on which this Proxy Statement and the enclosed proxy card are first being sent or given to stockholders is April 13, 2006.

VOTING PROCEDURES

The accompanying proxy card is designed to permit each stockholder of record at the Record Date, to vote in the election of Class I directors, as further described in this Proxy Statement. The proxy card provides space for a stockholder to vote in favor of or to withhold voting for the nominees for Class I directors.

The holders of a majority of all of the shares of common stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned until a quorum is obtained. Abstentions and broker “non-votes” are counted as present at the Annual Meeting for purposes of determining whether a quorum is present. A broker “non-vote” occurs when a nominee, such as a bank or a broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner with respect to that vote. Absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote the shares with respect to the approval of non-routine matters. The election of Class I directors will be decided by a plurality of the votes cast at the Annual Meeting. For that reason, abstentions and broker non-votes will not affect the outcome of the election of directors.

If you are not voting by telephone or the Internet, stockholders are urged to sign the enclosed proxy card and return it promptly. When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by the proxies designated on the proxy card in accordance with the stockholder’s instructions. The proxies for the stockholders are Larry Franklin and Houston H. Harte.

As of the Record Date, there were 81,209,558 shares of common stock outstanding, which were held by approximately 2,775 holders of record. Each owner of record on the Record Date is entitled to one vote for each share of common stock held.

The enclosed proxy card is solicited on behalf of our Board. We will pay the cost of soliciting proxies in the accompanying form. Our officers may solicit proxies by mail, telephone, Internet or fax. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

MATTERS TO BE BROUGHT BEFORE THE MEETING

Proposal No. 1 — Election of Class I Directors

The current number of members of our Board is eight (8). Our Board is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year at the Annual Meeting of Stockholders. The term of our two Class I directors will expire at the Annual Meeting. The Class I directors elected in 2006 will serve for a term of three years, which expires at the Annual Meeting of Stockholders in 2009 or when their successors are elected and qualified.

The affirmative vote of a plurality of the shares voting at the Annual Meeting having voting power of the shares present, in person or by proxy, at the meeting is required for the election of each nominee for director. Unless otherwise specified, the proxies received will be voted for the election of the listed nominees.

The nominees for Class I directors are David L. Copeland and Christopher M. Harte. Each nominee is a current member of our Board. Our Board believes that each nominee will be available and able to serve as a director. If, however, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy consistent with the requirement to maintain nearly equal classes, or if any director is unable to serve his full term, the Board may by resolution provide for a lesser number of directors or by a majority vote of the directors then in office may designate a substitute.

Information with respect to the nominees is set forth in the section of this Proxy Statement entitled “Management — Directors and Executive Officers.” We believe that our directors and officers currently intend to vote their shares in favor of each of the nominees for Class I directors.

THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE “FOR”

EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 31, 2006, the beneficial ownership of each current director, each nominee for director, each executive officer included in the Summary Compensation Table, our directors and executive officers as a group, and each stockholder known to management to own beneficially more than 5% of our common stock. Except as noted below, each named person has sole voting power and dispositive power with respect to the shares shown.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	Percent of Class
Larry Franklin (2)	11,557,992	14.3%
Houston H. Harte (3)	10,585,873	13.0%
David L. Copeland (4)	9,391,845	11.6%
Ariel Capital Management, Inc. (5)	9,272,633	11.4%
Shelton Family Foundation	4,891,000	6.0%
Christopher M. Harte (6)	1,871,246	2.3%
Richard M. Hochhauser (7)	1,165,002	1.4%
Peter E. Gorman (8)	235,028	*
Kathy S. Calta (9)	155,393	*
William A. Goldberg (10)	143,090	*
Dean H. Blythe (11)	90,700	*
William K. Gayden (12)	46,987	*
William F. Farley (13)	11,544	*
Judy C. Odom (14)	7,653	*
All Executive Officers and Directors as a Group (16 persons) (15)	27,433,690	33.8%

*	Less than 1%.

(1)	The address of Ariel Capital Management, Inc. is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601. The address of the Shelton Family Foundation is 273 Walnut Street, Abilene, Texas 79601. The address of each other beneficial owner is c/o Harte-Hanks, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216.

(2)	Includes 453,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 3,383,358 shares owned by seven trusts for which Mr. Franklin serves as co-trustee and holds shared voting and dispositive power and to which he disclaims beneficial ownership; 110,000 shares held in trust for his children; 4,891,000 shares owned by the Shelton Family Foundation of which he is one of eight directors and to which he disclaims beneficial ownership; and, 35,405 shares owned by the Franklin Family Foundation of which he is one of four directors and to which he disclaims beneficial ownership.

(3)	Includes 3,061,555 shares held by three limited partnerships of which he is the sole member of the general partner, but in which shares he has no pecuniary interest, and to which he disclaims beneficial ownership.

(4)	Includes 7,650 shares held as custodian for his children; 17,000 shares held as custodian for unrelated minors; 4,215,201 shares that are owned by 28 trusts for which Mr. Copeland serves as trustee or co-trustee and to which he disclaims beneficial ownership; 200,500 shares held by a limited partnership of which he is an officer of the general partner but in which shares he has no pecuniary interest and to which shares he disclaims beneficial ownership; 4,891,000 shares owned by the Shelton Family Foundation, of which he is one of eight directors and to which he disclaims beneficial ownership; 3,550 shares that may be acquired upon the exercise of options exercisable within the next 60 days; and 1,937 shares of stock subject to certain restrictions, which restrictions will be removed on January 26, 2009.

(5)	Represents shares held by investment advisory clients of Ariel Capital Management, Inc. (“ACM”), no one of which to the knowledge of ACM owns more than 5% of the class. Includes shares to which ACM has sole voting power of 8,181,721 shares and sole dispositive power of 9,177,348 shares. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2006.

(6)	Includes 1,100 shares held as custodian for his step-children and child, 1,245,001 shares owned by two trusts for which Mr. Harte serves as co-trustee and in which the trustees have shared voting and dispositive power and to which he disclaims beneficial ownership; 450 shares owned indirectly by Mr. Harte’s wife; 580,458 shares held by Spicewood Family Partners, Ltd., of which Mr. Harte is the sole general partner with exclusive voting and dispositive power over all the partnership’s shares; 3,550 shares that may be acquired upon the exercise of options exercisable within the next 60 days; and 1,937 shares of stock subject to certain restrictions, which restrictions will be removed on January 26, 2009.

(7)	Includes 911,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 10,700 shares of stock subject to certain restrictions, which restrictions will be removed on January 25, 2009.

(8)	Includes 227,450 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 5,928 shares of stock subject to certain restrictions, which restrictions will be removed on January 25, 2009.

(9)	Includes 150,100 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 5,293 shares of stock subject to certain restrictions, which restrictions will be removed on January 25, 2009.

(10)	Includes 139,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 4,090 shares of stock subject to certain restrictions, which restrictions will be removed on January 25, 2009.

(11)	Includes 87,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 3,200 shares of stock subject to certain restrictions, which restrictions will be removed on January 25, 2009.

(12)	Includes 3,550 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 1,937 shares of stock subject to certain restrictions, which restrictions will be removed on January 26, 2009.

(13)	Includes 2,300 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 1,937 shares of stock subject to certain restrictions, which restrictions will be removed on January 26, 2009.

(14)	Includes 2,300 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 1,937 shares of stock subject to certain restrictions, which restrictions will be removed on January 26, 2009.

(15)	Includes 2,389,550 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 51,536 shares of stock subject to certain restrictions, which restrictions will be removed at various times in January 2009.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information about our current directors and executive officers.

David L. Copeland	50	Director Nominee (Class I)
William F. Farley	62	Director (Class II)
Larry Franklin	63	Director (Class II); Chairman
William K. Gayden	64	Director (Class II)
Christopher M. Harte	58	Director Nominee (Class I)
Houston H. Harte	79	Director (Class III); Vice Chairman
Richard M. Hochhauser	61	Director (Class III); President and Chief Executive Officer
Judy C. Odom	53	Director (Class III)
Peter E. Gorman	57	Executive Vice President – Shoppers
Dean H. Blythe	47	Senior Vice President and Chief Financial Officer
Kathy L. Calta	48	Senior Vice President – Direct Marketing
James S. Davis	58	Senior Vice President – Direct Marketing
William A. Goldberg	49	Senior Vice President – Direct Marketing
Gary J. Skidmore	51	Senior Vice President – Direct Marketing
Jessica M. Huff	45	Vice President – Finance, Controller and Chief Accounting Officer
Sloane Levy	41	Vice President – General Counsel and Secretary

Class I directors are to be elected at the Annual Meeting. Messrs. Copeland and C. Harte are nominees for re-election as Class I directors. The term of Class II directors expires at the 2007 Annual Meeting of Stockholders, and the term of Class III directors expires at the 2008 Annual Meeting of Stockholders.

David L. Copeland has served as a director of the Company since 1996. He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980 and currently serves as its president. He also serves as a director of First Financial Bankshares, Inc., a financial holding company.

William F. Farley has served as a director of the Company since October 2003. He also serves as a director of Wilsons The Leather Experts Inc., a leading retailer of leather apparel and accessories. He served as Chairman and Chief Executive Officer of Science, Inc., a medical device company, from 2000 to 2002. He also served as President and Chief Executive Officer of Kinnard Investments, a financial services holding company, from 1997 to 2000. From 1990 to 1996, he served as Vice Chairman of U.S. Bancorp, a financial services holding company.

Larry Franklin has served as a director of the Company since 1974. Mr. Franklin was Chief Executive Officer of the Company from 1991 until April 2002 and executive Chairman until December 31, 2005.

William K. Gayden has served as a director of the Company since 2001. He is chairman and chief executive officer of Merit Energy Company, a private firm specializing in direct investments in oil and gas producing properties, which he formed in 1989.

Christopher M. Harte has served as a director of the Company since 1993. He is a private investor and served as president of the Portland Press Herald and Maine Sunday Telegram for approximately two years beginning June 1992. Prior to becoming president of the Portland newspapers, Mr. Harte spent nine years with Knight-Ridder Newspapers, during which time he served as president and publisher of two newspapers and in other positions. He also serves as a director of Geokinetics, Inc., a provider of three-dimensional seismic acquisition services to U.S. oil and gas businesses, and Crown Resources, Inc., a minerals mining company. Mr. Harte is the nephew of Houston H. Harte.

Houston H. Harte has served as a director of the Company since 1952 and served as Chairman of the Board from 1972 until May 1999. Since May 1999, Mr. Harte has served as Vice Chairman of the Board of the Company. Mr. Harte is the uncle of Christopher M. Harte.

Richard M. Hochhauser has served as Chief Executive Officer of the Company since April 2002 and as a director since 1996. Mr. Hochhauser served as Chief Operating Officer of the Company from January 1998 until his appointment as Chief Executive Officer in April 2002. He also has served as President of Harte-Hanks Direct Marketing since 1987 and has held numerous other positions since joining the Company in 1975.

Judy C. Odom has served as a director of the Company since September 2003. Since November 2002, she has served on the Board of Leggett & Platt, Incorporated, a diversified manufacturing company. She served on the Board of Storage Technology Corporation, a provider of data storage hardware and software products and services, from November 2003 to August 2005, when that company was sold. From 1985 until 2002, she held numerous positions, most recently Chief Executive Officer and Chairman of the Board, at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983.

Peter E. Gorman has served as Executive Vice President-Shoppers of the Company since October 2005, and prior to that time he was Senior Vice President – Shoppers of the Company since 1996. He has been with the Company since 1979.

Dean H. Blythe has served as Senior Vice President and Chief Financial Officer of the Company since June 2003. From November 2001 until February 2004 he served as Vice President – Legal and Secretary of the Company. Prior to joining the Company, he served as Managing Director of TDF Ventures LLC, an investment and transaction advisory firm he founded in 2000. During 2000, he was also Senior Vice President – Corporate Development of Concero, Inc., an information technology consulting firm, and from 1994 to 2000 he was Senior Vice President – Corporate Development, Secretary & General Counsel of Hearst-Argyle Television, Inc., an owner and operator of television stations.

Kathy L. Calta has served as Senior Vice President – Direct Marketing of the Company since March 2004, and previously served as Vice President – Direct Marketing of the Company. She has held various sales and management positions with the Company since 1986.

James S. Davis has served as Senior Vice President – Direct Marketing of the Company since March 2004, and previously served as Vice President – Direct Marketing of the Company. He has held various sales and management positions with the Company since 1993.

William A. Goldberg has served as Senior Vice President – Direct Marketing of the Company since March 2004 and previously served as Vice President – Direct Marketing of the Company. He has held various sales and management positions with the Company since 1978.

Gary J. Skidmore has served as our Senior Vice President – Direct Marketing since 2000, and prior to that time was Vice President – Direct Marketing. He has been with the Company since 1994.

Jessica M. Huff has served as Controller and Chief Accounting Officer of the Company since 1996.

Sloane Levy has served as Vice President – General Counsel and Secretary of the Company since June 2005. Prior to joining the Company, Ms. Levy served as Senior Vice President, General Counsel and Human Resources of Modem Media, Inc., an interactive marketing and advertising agency from 1999 to 2004, which business is now a division of Digitas, Inc.

CORPORATE GOVERNANCE

We believe that good corporate governance helps to ensure that the Company is managed for the long-term benefit of our stockholders. During the past year, we continued to review our corporate governance policies and practices, the applicable federal securities laws regarding corporate governance, and the corporate governance standards of the New York Stock Exchange (the “NYSE”), the stock exchange on which our common stock is traded.

You can access and print the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as our Corporate Governance Principles, Code of Ethics and other polices and procedures required by applicable law or regulation at our website at www.harte-hanks.com under the heading “Corporate Governance.” Additionally, you can request copies of any of these documents by writing to our Corporate Secretary at the following address:

Harte-Hanks, Inc.

200 Concord Plaza Drive,

Suite 800,

San Antonio, Texas 78216

Attention: Corporate Secretary

Independence of Directors

The Board has determined that each of Messrs. David L. Copeland, William F. Farley, William K. Gayden and Christopher M. Harte and Ms. Judy C. Odom qualify as independent directors in accordance with applicable federal securities laws and the rules of the NYSE. In determining independence, each year the Board affirmatively determines, among other items, whether the directors have no “material relationship” with us or any of our subsidiaries pursuant to applicable federal securities laws and the rules of the NYSE. When assessing the “materiality” of a director’s relationship with us, if any, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Meeting Attendance and Committees of the Board

The Board held seven meetings during 2005. Each member of the Board participated in at least 75% of all Board meetings and all Board committee meetings of which he or she was a member that were held during the period that he or she served as a director, committee member or both. Executive sessions of non-management directors are held regularly at the end of each regular Board meeting to consider other issues that they may determine from time to time without the presence of any member of management. The Chairman of the Board, Larry Franklin, presides at these meetings. We do not have a formal policy regarding director attendance at the annual meeting of stockholders, but all directors are encouraged to attend. All directors attended the 2005 Annual Meeting of Stockholders.

The Board has established the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The functions of these committees and their current members are described below.

Audit Committee.    The Audit Committee currently consists of David L. Copeland (Chairman), William F. Farley and Christopher H. Harte. The Board has determined that each member of the Audit Committee meets the independence requirements and the financial literacy requirements under applicable federal securities laws and the rules of the NYSE. The Board has also determined that each of Messrs. Copeland and Farley meet the criteria for “audit committee financial expert” as defined by applicable federal securities rules. The Report of the Audit Committee, which is set forth below on pages 21 and 22, more fully describes the activities and responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.harte-hanks.com under the heading “Corporate Governance.” During 2005, the Audit Committee met 12 times.

Compensation Committee.    The Compensation Committee currently consists of Judy C. Odom (Chairman), William K. Gayden and William F. Farley. The Board has determined that each member of the Compensation Committee meets the independence requirements of the rules of the NYSE, and each is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code (the “Code”). The Report of the Compensation Committee on Executive Compensation, which is set forth below on pages 16-19, more fully describes the activities and responsibilities of the Compensation Committee. A copy of the Compensation Committee Charter is available on our website at www.harte-hanks.com under the heading “Corporate Governance.” During 2005, the Compensation Committee met four times.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Christopher M. Harte (Chairman), Judy C. Odom and William K. Gayden. The Board has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the rules of the NYSE. The primary functions of the Nominating and Corporate Governance Committee are to: (a) develop, recommend to the Board, implement and maintain the Company’s corporate governance principles and policies, (b) identify, screen and recruit, consistent with criteria approved by the Board, qualified individuals to become Board members, (c) recommend the slate of director nominees to be elected at the next annual meeting of stockholders, (d) assist the Board in determining the appropriate size, function, operation and composition of the Board and its committees and (e) oversee the evaluation of the Board and management. A copy of the Nominating and Governance Committee Charter is available on our website at www.harte-hanks.com under the heading “Corporate Governance.” During 2005, the Nominating and Corporate Governance Committee met two times.

Director Nomination Process

The Nominating and Corporate Governance Committee identifies suitable candidates for the Board and recommends the slate of nominees to the Board. Candidates are selected based upon certain criteria including the individual’s background, experience, expertise, financial acumen and diversity. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders may submit director candidates to our Corporate Secretary at the following address: 200 Concord Plaza Drive, Suite 800, San Antonio, Texas, 78216. Any director candidates submitted by a stockholder will be evaluated in the same manner as other director candidates. All such submissions should include the appropriate biographical information as provided in our bylaws, as well as adhere to the advance notice provisions of our bylaws, which are summarized under “Other Matters” on pages 23 and 24. The Nominating and Corporate Governance Committee may use the services of third parties to identify and evaluate potential director nominees for the Board.

Communications with Directors

Stockholders may communicate with our Board, Board committees, individual non-management directors or the non-management directors as a group by writing to Board of Directors – Stockholder Communication, Harte-Hanks, Inc., P.O. Box 1767, San Antonio, Texas 78291. Our independent directors have instructed the Chairman of the Nominating and Corporate Governance Committee, currently Christopher M. Harte, to collect and distribute all such communications to the intended recipient(s), assuming he reasonably determines in good faith that such communications do not relate to an improper or irrelevant topic.

Code of Ethics

We have adopted a Code of Ethics for our principal executive officer, principal financial officer and principal accounting officer, which is available on our website at www.harte-hanks.com, under the heading “Corporate Governance.” Additionally, should there be any amendments to, or waivers from, a provision of the Code of Ethics, we will immediately post such information on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires each director, officer and individual beneficially owning more than 10% of our common stock to file with the SEC reports of security ownership and reports on subsequent changes in its ownership of our securities. Based solely on a review of copies of such reports, we believe all required Section 16(a) reports were timely filed and correctly made by reporting persons during 2005, except for the following: Peter Gorman did not timely file one report reporting one reportable transaction; and Gary Skidmore did not timely file two reports reporting two reportable transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2005, we purchased common stock from Mr. Houston H. Harte, a member of our Board. On April 29, 2005, we purchased 100,000 shares of our common stock for $28.44 per share (the closing price per share of our common stock on April 29, 2005) from Mr. H. Harte. On August 15, 2005, we purchased 100,000 shares of our common stock for $27.33 per share (the closing price per share of our common stock on August 15, 2005) from Mr. H. Harte. On October 31, 2005, we purchased 100,000 shares of our common stock for $25.60 per share (the closing price per share of our common stock on October 31, 2005) from Mr. H. Harte.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth certain information regarding compensation earned during each of the last three years by the Chief Executive Officer and each of our next four most highly compensated executive officers (based on total annual salary and bonus earned during 2005).

	Year	Annual Compensation				Long Term Compensation
						Restricted Stock Award ($)(2)	Securities Underlying Options(#)	All Other Compensation($)
Name and Principal Position		Salary($)		Bonus($)(1)
Richard M. Hochhauser	2005		$805,000		$807,516	—	150,000		$52,966	(3)
President and	2004		$762,500		$961,484	—	125,000		$45,605	(3)
Chief Executive Officer	2003		$693,750		$124,609	—	—		$45,405	(3)

Peter E. Gorman	2005		$379,365		$114,557	$61,369	75,000		$21,596	(4)
Executive Vice President;	2004		$364,538		$251,166	—	50,000		$21,396	(4)
President, Harte-Hanks Shoppers	2003		$346,231		$165,375	—	—		$21,196	(4)

Dean H. Blythe	2005		$345,000		$221,490	—	50,000		$22,070	(5)
Senior Vice President—Chief Financial Officer	2004 2003	$ $	312,500 269,597	$ $	242,112 24,922	— —	35,000 50,000	$ $	21,870 10,482	(5) (5)

Kathy Calta	2005		$311,250		$152,586	$81,742	30,000		$20,621	(6)
Senior Vice President—	2004		$293,750		$198,000	—	35,000		$19,296	(6)
Direct Marketing	2003		$270,625		$29,700	—	—		$15,200	(6)

William Goldberg	2005		$311,250		$162,288	$50,715	35,000		$21,791	(7)
Senior Vice President—	2004		$295,000		$225,000	—	40,000		$20,416	(7)
Direct Marketing	2003		$272,500		$36,120	—	—		$16,265	(7)

(1)	Bonus amounts are inclusive of payments received under the existing incentive compensation plan. Each bonus amount was awarded in January 2006 as part of the employee’s 2005 bonus and represents the cash portion of the bonus paid.

(2)	As of December 31, 2005, no restricted stock was issued to any of our directors or employees. Each grant listed below was awarded on January 25, 2006 in connection with the employees’ 2005 bonus. Mr. Gorman, Ms. Calta and Mr. Goldberg each elected to receive a portion of his or her bonus in the form of restricted stock. As a result of such election, each such executive received 125% of the value of such bonus portion in the form of restricted stock. The value of such restricted stock was determined at the fair market value of our common stock as of January 25, 2006. As a result, Mr. Gorman, Ms. Calta and Mr. Goldberg received 2,378 shares 3,168 shares and 1,965 shares of restricted stock, respectively. The shares vest on January 25, 2009.

(3)	Consisted of (a) matching contributions made by the Company on behalf of Mr. Hochhauser under the Company’s 401(k) plan, in the amount $8,400, $8,200 and $8,000 in 2005, 2004 and 2003, respectively, (b) $28,666, $21,505 and $21,505 related to premiums paid annually by the Company on policies insuring the life of Mr. Hochhauser in 2005, 2004, and 2003, respectively, and (c) $15,900 for automobile allowances paid to Mr. Hochhauser in each of 2005, 2004, and 2003.

(4)	Consisted of (a) matching contributions made by the Company on behalf of Mr. Gorman under the Company’s 401(k) plan, in the amount $8,400, $8,200 and $8,000 in 2005, 2004 and 2003, respectively, (b) $1,496 related to premiums paid annually by the Company on policies insuring the life of Mr. Gorman in each of 2005, 2004, and 2003, and (c) $11,700 for automobile allowances paid to Mr. Gorman in each of 2005, 2004, and 2003.

(5)	Consisted of (a) matching contributions made by the Company on behalf of Mr. Blythe under the Company’s 401(k) plan, in the amount $8,400 and $8,200 in 2005 and 2004, respectively, (b) $1,970 related to premiums paid annually by the Company on policies insuring the life of Mr. Blythe in each of 2005, 2004, and 2003 and (c) $11,700, $11,700 and $8,512 for automobile allowances paid to Mr. Blythe in 2005, 2004, and 2003, respectively.

(6)	Consisted of (a) matching contributions made by the Company on behalf of Ms. Calta under the Company’s 401(k) plan, in the amount $8,400, $8,200 and $8,000 in 2005, 2004 and 2003, respectively, (b) $521 related to premiums paid annually by the Company on policies insuring the life of Ms. Calta in each of 2005 and 2004 and (c) $11,700, $10,575 and $7,200 for automobile allowances paid to Ms. Calta in 2005, 2004, and 2003, respectively.

(7)	Consisted of (a) matching contributions made by the Company on behalf of Mr. Goldberg under the Company’s 401(k) plan, in the amount $8,400, $8,200 and $8,000 in 2005, 2004 and 2003, respectively, (b) $1,691, $1,691 and $1,265 related to premiums paid annually by the Company on policies insuring the life of Mr. Goldberg in 2005, 2004, and 2003, respectively, and (c) $11,700, $10,525 and $7,000 for automobile allowances paid to Mr. Goldberg in 2005, 2004 and 2003, respectively.

Option Grants During 2005

The following table sets forth information regarding stock options to purchase shares of common stock granted during 2005 to the individuals named in the Summary Compensation Table above. We did not grant any SARS during the 2005 fiscal year.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options(1)	% of Total Options Granted to Employees in Fiscal Year 2005		Exercise Price ($/share)		Expiration Date

							5%		10%
Richard M. Hochhauser	150,000	12.3%			$25.63	1/27/2015		$2,417,785.39		$6,127,142.89
Dean H. Blythe	50,000	4.1%			$25.63	1/27/2015		$805,928.46		$2,042,380.96
Peter E. Gorman	50,000 25,000	4.1 2.0	% %	$ $	25.63 26.31	1/27/2015 9/21/2015	$ $	805,928.46 413,655.44	$ $	2,042,380.96 1,048,284.10
Kathy Calta	30,000	2.5%			$25.63	1/27/2015		$483,557.08		$1,225,428.58
William Goldberg	35,000	2.9%			$25.63	1/27/2015		$564,149.92		$1,429,666.67

(1)	The non-qualified stock options described in the table above were granted under the Harte-Hanks, Inc. Amended and Restated 1991 Stock Option Plan or the 2005 Omnibus Incentive Plan. The exercise price is equal to the fair market value per share of the common stock on the grant date, as defined in each such plan. The stock options vest in equal increments (25% per year) on each of the second, third, fourth and fifth anniversary of the grant date. Vesting is accelerated upon the occurrence of certain events. (See “Severance Agreements” below).

(2)	The amounts in these columns are the result of calculations at the 5% and 10% rate set by the SEC and are not intended to forecast possible appreciation, if any, of our stock price.

Options Exercised During 2005

The following table sets forth certain information concerning option exercises during 2005 and unexercised options held at December 31, 2005 by the individuals named in the Summary Compensation Table.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard M. Hochhauser	285,000	$6,110,975	786,500	488,500	$10,343,298	$2,689,015
Dean H. Blythe	0	0	78,750	151,250	$767,963	$730,188
Peter E. Gorman	0	0	184,950	195,350	$2,098,230	$962,937
Kathy Calta	0	0	133,850	97,150	$1,401,702	$449,589
William Goldberg	0	0	121,500	105,000	$1,302,148	$421,650

(1)	The value is the amount by which the market value of the underlying stock at December 31, 2005, $26.39, exceeds the aggregate exercise prices of the options.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2005 concerning securities authorized for issuance under equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	7,428,184	(1)	$18.07	7,107,752	(2)
Equity compensation plans not approved by stockholders	N/A		N/A	N/A

(1)	Includes 7,317,184 and 111,000 options issued under the 1991 Stock Option Plan and the 2005 Omnibus Incentive Plan, respectively.

(2)	Includes 2,652,103 and 4,455,649 shares available under the 1994 Employee Stock Purchase Plan and the 2005 Omnibus Incentive Plan, respectively.

Pension Plans

We sponsor a defined benefit pension plan (the “Defined Benefit Plan”) qualified under Section 401 of the Code. Also, we have established an unfunded, non-qualified pension restoration plan, which became effective on January 1, 1994 and was amended and restated on January 1, 2000 (the “Restoration Plan”). The Defined Benefit Plan was frozen as of December 31, 1998, and no further benefits will accrue under that plan. In addition, the Code places certain limitations on the amount of pension benefits that may be paid under qualified plans and in the amount of compensation considered in determining the pension benefit amount. Any benefits payable to participants in excess of amounts permitted under the Code and any benefit accrued after December 31, 1998 will be paid under the Restoration Plan.

The annual pension benefit under the Restoration Plan and the Defined Benefit Plan, taken together, is largely computed by multiplying the number of years of employment by a percentage of the participant’s final average earnings (earnings during the highest five consecutive years within the last ten years of employment). Participation in the Restoration Plan is limited to those employees of Harte-Hanks who are designated by the Board as eligible. All benefits payable under the Restoration Plan are to be paid from the general assets of the Company, but we are not required to set aside any funds to discharge our obligations under the Restoration Plan.

The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the Company’s Defined Benefit Plan and Restoration Plan to individuals in specified remuneration and years-of-service classifications. The benefits are not subject to any reduction for social security benefits or other offset amounts.

	Years of Credited Service
Highest 5 Yr Average Remuneration	15	20	25	30	35
$150,000	$34,090	$45,453	$56,817	$68,180	$79,543
$250,000	$56,878	$75,837	$94,797	$113,756	$132,715
$350,000	$81,628	$108,837	$136,047	$163,256	$190,465
$450,000	$106,378	$141,837	$177,297	$212,756	$248,215
$550,000	$131,128	$174,837	$218,547	$262,256	$305,965
$650,000	$155,878	$207,837	$259,797	$311,756	$363,715
$750,000	$180,628	$240,837	$301,047	$361,256	$421,465
$850,000	$205,378	$273,837	$342,297	$410,756	$479,215
$950,000	$230,128	$306,837	$383,547	$460,256	$536,965

The compensation included in the Summary Compensation Table under salary and bonuses qualifies as remuneration for purposes of the Defined Benefit Plan and the Restoration Plan, except that there are limits on the amounts of bonuses taken into consideration under the Restoration Plan. For purposes of these plans, the named executive officers listed in the Summary Compensation Table have the following years of service and the benefits under such plans for each person is vested:

•	Mr. Hochhauser: 30 years;

•	Mr. Blythe: 4 years;

•	Mr. Gorman: 24 years;

•	Ms. Calta: 20 years; and

•	Mr. Goldberg: 25 years.

Compensation of Directors

Annual director’s fees for independent directors are set at $50,000, and such directors also receive $2,000 for each Board meeting attended. During 2005, the chairs of the Audit Committee and the Compensation Committee also received annual fees of $5,000 and $3,000, respectively. In January 2006, our Board approved a $1,000 fee for each committee meeting attended, a $750 fee for any telephonic Board or committee meetings attended and raised the annual fees for chairs to $10,000 for Audit Committee Chairman, $5,000 for Compensation Committee Chairman and $2,000 for Nominating and Corporate Governance Committee Chairman. Under the 2005 Omnibus Incentive Plan, non-employee directors may elect to receive all or a portion of the cash compensation otherwise payable for such director’s services in common stock based upon fair market value. During 2005, David L. Copeland, William F. Farley, William K. Gayden, Christopher M. Harte, and Judy C. Odom received director’s fees in cash or stock of $62,999.96, $56,000.04, $58,000.04, $58,000.04, and $61,000.04, respectively. In addition, each independent director receives an initial grant of non-statutory stock options exercisable for 5,000 shares of common stock upon initial appointment or election, and, in the discretion of the Board, an annual grant of options or other forms of equity each year. Any such options granted vest in equal 25% installments on the second, third, fourth and fifth anniversary of the grant. In 2005, each of the independent directors received 4,200 stock options.

Notwithstanding the previous paragraph, effective January 1, 2006, Mr. Larry Franklin resigned as an employee of the Company, but continues to serve as Chairman of the Board. As Chairman of the Board, Mr. Franklin receives $250,000 annually as fee for his services and attendance at Board and committee meetings, which amount is in lieu of all other compensation.

Our Corporate Governance Guidelines adopted by the Board provide stock ownership guidelines for Directors. Each Director is expected to own, at a date no later than three years after election to the Board, shares of our common stock equal in value to not less than two times the director’s annual cash retainer. All of our directors meet our stock ownership guidelines.

Severance Agreements

We have entered into a severance agreement with Richard Hochhauser. If (i) Mr. Hochhauser is terminated from his position as Chief Executive Officer of the Company other than for “cause”, death or disability, (ii) Mr. Hochhauser terminates his employment after specified adverse actions are taken by the Company, or (iii) there is a “change in control” of the Company, then in any of such events Mr. Hochhauser will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect just prior to such event, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding such event. In addition, we will provide a lump sum cash payment in an amount necessary to make continuation coverage payments under our group health insurance for a period of 18 months. In addition, upon a change of control or upon a termination where payments are due to be paid to Mr. Hochhauser as described above, all options previously granted to Mr. Hochhauser will immediately vest and become fully exercisable. If payments after a change of control would result in an “excess parachute payment” within the meaning of Section 280G of the Code, we will pay an additional amount to Mr. Hochhauser equal to the amount necessary to cause the aggregate after-tax compensation and benefits received by Mr. Hochhauser to be equal to the aggregate after tax compensation and benefits he would have received but for the applicability of the Section 280G of the Code; provided, however, such payment would not be made if the total amounts due to Mr. Hochhauser were reduced by not more than 10% and such reduction caused the payments to fall below the excess parachute levels (“Gross Up Payment”). As used in the severance agreement, “cause” means that the executive committed an intentional act of fraud, material damage to Harte-Hanks’ property or wrongful disclosure of Harte-Hanks’ secret processes. “Change in control” means: (i) the Company is merged, reorganized or sells substantially all of its assets and after such transaction less than 60% of the combined voting power of the surviving corporation is received in exchange for securities of Harte-Hanks, or (ii) any person has become a beneficial owner of securities of Harte-Hanks, which when added to any securities already owned by such person would represent in the aggregate 30% or more of the combined voting power of the then outstanding securities of Harte-Hanks.

We have entered into a severance agreement with Peter Gorman. If (i) the Company terminates Mr. Gorman’s employment without “justification”, (ii) Mr. Gorman terminates his employment for good reason due to specified adverse actions taken by the Company, (iii) Mr. Gorman’s employment with the Company is terminated after a change of control of the Company other than for “cause”, death or disability, or (iv), Mr. Gorman terminates his employment after a change of control of the Company due to specified adverse actions taken by the Company or he elects to terminate his employment for any reason during the thirty-day period following the first anniversary of a change of control of the Company, then in any of such events Mr. Gorman will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect just prior to such event, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding such event. We will also provide a lump sum cash payment in an amount necessary to make continuation coverage payments under our group health insurance for a period of 18 months. In addition, upon a change of control or upon a termination where payments are to be paid to Mr. Gorman as described above, all options previously granted to Mr. Gorman will immediately vest and become fully exercisable. We will also provide a Gross Up Payment to Mr. Gorman, if applicable. As used in this severance agreement, the terms “cause” and “change in control” have the same meanings as used in Mr. Hochhauser’s severance agreement. “Justification” means Mr. Gorman shall have (i) committed an act of fraud, dishonesty, misconduct or other unethical practices, or (ii) materially failed to perform his duties to the satisfaction of the Chief Executive Officer (“CEO”) of the Company, which failure has not been cured within 60 days after receipt of written notice from the CEO.

We have also entered into severance agreements with each of our other executive officers named in the Summary Compensation Table above and our other Senior Vice Presidents. If, after a “change in control” of the Company, any of its Senior Vice Presidents (i) is terminated other than for “cause”, death or disability, (ii) elects to terminate his or her employment after specified adverse actions are taken by the Company or (iii) elects to terminate his or her employment for any reason during the thirty-day period following the first anniversary of a change of control of the Company, then the executive will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) his or her annual base salary in effect immediately prior to the change in control, plus (B) the average of his or her bonus or incentive compensation for the two fiscal years preceding the change in control. In addition, such terminated executive will receive a cash payment sufficient to cover health insurance premiums for a period of 18 months. Upon a change in control, all options previously granted to the executive will immediately vest and become fully exercisable. We will also provide a Gross Up Payment to each such Senior Vice President, if applicable. As used in these severance agreements, the terms “cause” and “change in control” have the same meanings as used in Mr. Hochhauser’s severance agreement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee of our Board is or has been an officer or employee of the Company. All members of the Compensation Committee participate in decisions related to compensation of our executive officers. No interlocking relationship exists between our Board and the board of directors or compensation committee of any other company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Governance

The Compensation Committee is directly responsible for

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s (“CEO”) compensation,

•	evaluating the CEO’s performance in light of those goals and objectives, and either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•	making recommendations to the Board with respect to non-CEO compensation, or reviewing and approving such non-CEO compensation if delegated by the Board;

•	making recommendations to the Board with respect to incentive compensation plans and equity-based plans; and

•	producing a compensation committee report on executive compensation as required by the Securities and Exchange Commission (the “SEC”).

Compensation Philosophy

The executive compensation programs of Harte-Hanks are designed to attract, motivate and retain high performing executives who will significantly contribute to the Company’s long-term success and the creation of stockholder value. Our fundamental philosophy is to link closely our executives’ compensation with the achievement of annual and long-term performance goals. We believe that compensation decisions are complex and best made after a deliberate review of Company performance and industry compensation levels. We recommend compensation awards that are based upon Company, business unit and individual performance and that are designed to motivate our executives to achieve strategic business objectives and to continue to perform at the highest levels in the future. We include a significant equity component in our total compensation recommendations because we believe that equity-based compensation aligns the long-term interests of employees with those of stockholders.

During 2004, we directed the Company to take a fresh look at its executive compensation practices, with a focus on policies relating to executive compensation. Our purpose was to confirm that the Company’s executive compensation policies remain aligned with the goal of enhancing stockholder value through programs that attract, motivate and retain key executives. We selected and engaged a third party consultant to provide independent insights on executive compensation matters. As a direct result of this process, we determined that we should update our current long-term incentive plan to provide various incentive mechanisms. We directed management to prepare the 2005 Omnibus Incentive Plan (“2005 Plan”), which was approved by the stockholders of the Company at the 2005 Annual Meeting of Stockholders. Since its approval in 2005, we have utilized the 2005 Plan as a means to award various forms of equity to executives.

Our policy is to maximize the tax deductibility of compensation payments to executives under Section 162(m) of the Internal Revenue Code and the regulations thereunder (“Section 162(m)”). In the past, our stockholders have approved our incentive plans designed and administered to qualify compensation awarded thereunder as “performance-based.” The Company’s policy is to take reasonable and practical steps to avoid or minimize the amount of compensation that is not deductible from the Company’s taxable income.

Primary Elements of Compensation

The Company is engaged in highly competitive businesses and must attract and retain qualified executives in order to be successful. In 2005, executive compensation was comprised of the following elements:

Base Salary.    The base salaries for the CEO and each of the other executive officers of the Company are determined after review of their current salary levels and compensation information of executives with similar responsibilities in companies of comparable size engaged in businesses similar to the Company’s core businesses based on publicly available information. These companies may include, but are not necessarily the same as, those included in the Peer Group Index Graph in the “Comparison of Stockholder Returns” on page 20.

Annual Incentive Compensation.    The year-end cash bonuses for the CEO and each of the other executive officers are designed to motivate the CEO and the other executive officers to achieve specific annual financial goals. These goals are based on the strategic financial and operating performance objectives of the Company overall and each of its business segments. In our review of the strategic and operating plans of the Company and each business segment at the beginning of 2005, we established incremental target performance levels for each executive officer. These target levels included criteria based on the revenue, operating profit and earnings per share growth goals of the Company and the related financial goals of the businesses. The bonus amount paid to each executive for 2005 was based on the target performance levels reached. The CEO and each of the named executive officers achieved an average of 75.64% of the maximum bonus potential in 2005.

Long Term Incentive Compensation.    The 2005 Plan forms the basis of the Company’s long-term incentive plan for executives. The Committee believes that a significant portion of executive compensation should be dependent on value created for the stockholders. Stock options or other forms of equity compensation generally are granted annually. In 2005, options were granted to the executive officers named in the Summary Compensation Table. In selecting recipients for option grants and in determining the size of such grants, the Committee considers various factors, including those set forth below in this report under the caption “Awarding Incentive Compensation for Fiscal 2005.”

Other Compensation.    Each executive participates in our non-qualified pension restoration plan and some will also receive benefits under our defined benefit pension plan as more fully described under the caption “Executive Compensation and Other Information – Pension Plans” on page 12. Each executive officer receives an automobile allowance and life insurance benefits, which amounts are set forth in the “Summary Compensation Table” on page 10. Each executive is also party to an agreement with the Company, pursuant to which each such executive would receive severance benefits upon the occurrence of certain events as more fully described under the section “Executive Compensation and Other Information – Severance Agreements” on pages 14 and 15. Each executive also receives various benefits generally available to all employees of the Company such as health insurance and 401(k) matching payments.

Stock Ownership Guidelines

The Committee believes that stock ownership requirements encourage officers to maintain a significant financial stake in the Company, thus reinforcing the alignment of their interests with those of the Company’s stockholders. Consistent with this philosophy, in 2005, the Committee recommended, and the Board approved, the adoption of stock ownership guidelines that require all officers to acquire and hold significant levels of Harte-Hanks common stock. An individual will be allowed up to the later of (a) seven (7) years from commencement of employment or promotion or (b) five (5) years from adoption of the guidelines, to reach the minimum required level of common stock ownership. The requirements are as follows:

Management Level	Multiple of Base Annual Salary
Chief Executive Officer	Four Times
President	Three and One-Half
Chief Operating Officer	Three and One-Third Times
Executive Vice President	Two and Two-Thirds Times
Senior Vice President	Two Times
Vice President	One Times

Awarding Incentive Compensation for Fiscal 2005

In accordance with the Company’s compensation philosophy, we analyzed several qualitative and quantitative factors when awarding long term incentive compensation for fiscal 2005. We determined incentive compensation based upon a subjective process, considering all of the factors below. We believe the Company delivered strong financial performance in 2005, and considered this performance in approving incentive compensation. Specifically, we reviewed:

•	the Company’s and the Company’s business units’ achievements, financial performance and financial ratios, including net revenues, operating income, earnings per share, and several key business drivers,

•	Company, business unit and individual performance, both on an absolute basis and against pre-established performance goals,

•	compensation paid by companies of comparable size in businesses similar to the Company’s businesses,

•	the executive officer’s level of responsibility, and

•	the contributions the Company expects the executive to make in support of the Company’s strategies.

2005 Compensation of the CEO

Base Salary.    Effective January 2005, Mr. Hochhauser’s annual base salary was increased from $775,000 to $805,000. Total base salary received by Mr. Hochhauser during 2005 was $805,000. In determining the CEO’s base salary, we considered Mr. Hochhauser’s performance, the Company’s performance, and competitive salary data.

Annual Incentive Compensation.    Mr. Hochhauser’s maximum bonus potential for 2005 was 125% of base salary, with a potential range of 0%-125% of base salary depending on the Company’s performance. Mr. Hochhauser’s 2005 cash bonus was approximately 103% of his base salary of $805,000, or $807,515.63, which was 80.25% of the maximum bonus potential, and was based on the degree of attainment of financial goals established at the beginning of 2005.

Long Term Incentive Compensation.    In 2005, Mr. Hochhauser received option grants for 150,000 shares of common stock under the Company’s 1991 Stock Option Plan. In considering option grants for Mr. Hochhauser, the Committee took into consideration the factors described above under the caption “Awarding Incentive Compensation for Fiscal 2005.”

Review of and Conclusion Regarding all Components of Executive Compensation.

The Committee has reviewed all components of Mr. Hochhauser’s and each of the Company’s four most highly compensated executive officers compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits and any lump-sum payments that may be payable under their respective severance agreements due to termination of their employment or a change-in-control of the Company. Based upon the Committee’s review, the Committee finds Mr. Hochhauser’s and the four other most highly compensated executive officers’ total compensation in the aggregate to be reasonable and not excessive.

Compensation Committee

Judy C. Odom, Chair	William K. Gayden	William F. Farley

COMPARISON OF STOCKHOLDER RETURNS

The following graph compares the cumulative total return of our common stock during the period December 31, 2000 to December 31, 2005 with the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) and with a peer group including Axciom Corporation, Catalina Marketing Corporation, Choicepoint, Inc., Convergys Corporation, Equifax, Inc., Fair Isaac and Company, Incorporated, infoUSA, Inc., Sykes Enterprises, Incorporated, and Teletech Holdings, Inc.

The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The peer group is also weighted by market capitalization.

The graph depicts the results of investing $100 in our common stock, the S&P 500 Index and the peer group at closing prices on December 31, 2000. It assumes that all dividends were reinvested.

Company Name/Index	Base Period Dec 00	Years Ending
		Dec 01	Dec 02	Dec 03	Dec 04	Dec 05
HARTE-HANKS INC	100	119.51	119.39	139.96	168.30	172.22
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
PEER GROUP	100	97.13	68.73	77.28	88.75	97.79

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) is comprised of three directors. The Board has determined in its business judgment that each Committee member is independent under the standards of director independence established under our Corporate Governance Principles and the NYSE listing requirements and is also “independent” under applicable federal securities laws, including Section 10A(m)(3) of the Securities Exchange Act of 1934. The Committee has the authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent auditors. Each of Messrs. Copeland and Farley is a Committee member that the Board has determined is an audit committee financial expert under applicable federal securities laws.

We act under a written charter that was amended and restated on January 28, 2004. The functions of the Committee focus primarily on its oversight of:

•	The integrity of the Company’s financial statements including the financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	The qualifications and performance of the Company’s independent auditors;

•	The performance of the Company’s internal audit function and independent auditors; and

•	The Company’s compliance with legal and regulatory requirements.

The Committee’s functions are not intended to duplicate or certify the activities of the Company’s independent auditors or management, nor can the Committee certify that the Company’s independent auditors are “independent” under applicable federal securities laws and the NYSE rules.

We meet with management periodically to consider the scope and adequacy of the Company’s internal controls and the objectivity of its financial reporting and discuss these matters with the Company’s independent auditors, the Company’s internal auditors and appropriate Company financial personnel. We also meet at least semi-annually privately with the Company’s independent auditors, KPMG LLP (“KPMG”), and the Company’s internal auditors. The Company’s independent auditors and its internal auditors have unrestricted access to the Committee and can meet with us upon request.

In addition, we review the Company’s financial statements and report our recommendations to the full Board for approval and to authorize action. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In rendering this report, we have relied, without independent verification, on management’s representations that the financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) and on representations of the Company’s independent auditors included in their report on the Company’s financial statements. Our considerations and discussions with management and the independent auditors, however, do not assure that the Company’s financial statements are presented in accordance with GAAP. Likewise, our considerations and discussions with management and the independent auditors do not assure that the audit of the Company’s financial statements has been performed in accordance with generally accepted auditing standards, or that the Company’s independent auditors are in fact independent.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with GAAP and for the report on the Company’s internal control over financial reporting. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and for attesting to management’s report on the Company’s internal control over financial reporting. Our responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting.

We held 12 meetings during fiscal 2005. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors and KPMG. We discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls. In addition, we reviewed the audited consolidated financial statements for the 2005 fiscal year and met and held discussions with management and the Company’s independent auditors to discuss those financial statements and the audit related thereto.

We reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 regarding the audit of internal control over financial reporting. We reviewed and discussed the Company’s guidelines, policies and procedures for risk assessment and risk management and the major risk exposures of the Company and its business units, as appropriate. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2005 with management, the internal auditors and KPMG. We reviewed and discussed with management, the internal auditors and KPMG management’s annual report on the Company’s internal control over financial reporting and KPMG’s attestation report.

We discussed with management, the internal auditors and KPMG the processes supporting certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC. In addition, we discussed with management, the internal auditors and KPMG the processes supporting management’s annual report on the Company’s internal controls over financial reporting. We met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We discussed with KPMG matters that independent accounting firms must discuss with audit committees. Our discussions included generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

KPMG provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it is independent from the Company. We discussed with KPMG their independence from the Company. When considering KPMG’s independence, we reviewed the services KPMG provided to the Company that were not in connection with their audit of the Company’s consolidated financial statements. These services included reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and the attestation of management’s report on internal control over financial reporting. We also reviewed the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, KPMG. In addition, when considering KPMG’s independence, we considered fees received by the Company from KPMG.

Based on these activities, we recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K. We also have preliminarily selected KPMG as the Company’s independent auditors for the fiscal year ended December 31, 2006, pending receipt of certain information from KPMG regarding estimated fees. We will make a final determination regarding such selection at our May 2006 meeting.

Audit Committee

David L. Copeland, Chairman	William F. Farley	Christopher M. Harte

INDEPENDENT AUDITORS

Representatives of KPMG LLP, who were also the Company’s independent auditors for the year 2005, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. KPMG has been preliminarily selected as the Company’s independent auditors for the fiscal year ended December 31, 2006, pending receipt of certain information from KPMG regarding estimated fees. The Audit Committee will make a final determination regarding such selection at its May 2006 meeting.

PRINCIPAL AUDITOR FEES AND SERVICES

The following table sets forth the aggregate fees billed by KPMG for professional services in or related to 2004 and 2005.

	2004	2005
Audit Fees (1)	$310,000	$476,470
Internal Control Related Fees (2)	$392,000	$500,400
Audit Related Fees (3)	$71,503	$71,538
Tax Fees (4)	$22,320	$27,590
All Other Fees	—	—

Total	$795,823	$1,075,998

(1)	Fees for the annual financial statement audit and quarterly financial statement reviews.

(2)	Fees for the annual audit of internal control over financial reporting.

(3)	Includes fee assurance and related services other than those included in Audit Fees and Internal Control. Includes charges for statutory audits of certain foreign subsidiaries required by countries in which they are domiciled.

(4)	Fees for tax services and matters principally relating to our foreign operations, including foreign transfer pricing and international taxes.

PRE-APPROVAL FOR NON-AUDIT SERVICES

Pursuant to its charter, the Audit Committee preapproves all permitted non-audit services to be performed for the Company by its independent auditors, subject to the deminimis exceptions for permitted non-audit services described in the Exchange Act. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

OTHER MATTERS

Our Board is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies’ discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

There are two different deadlines for the submission of stockholder proposals. Stockholder proposals that are being submitted for inclusion in the Company’s proxy statement and form of proxy for our 2007 annual meeting must be received by us at our principal executive offices on or before December 16, 2006. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.

Under our bylaws, stockholder proposals that are being submitted other than for inclusion in the proxy statement and form of proxy for our 2007 annual meeting must be received at our principal executive offices no earlier than February 16, 2007 and no later than March 18, 2007. Such proposals when submitted must be in full compliance with applicable law and our bylaws.

VOTING VIA THE INTERNET OR BY TELEPHONE

Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

Shares Registered Directly in the Name of the Stockholder

Stockholders with shares registered directly with Computershare, our transfer agent, may vote telephonically by calling 1-800-652-VOTE (8683) or may vote via the Internet at the following address on the World Wide Web:

www.computershare.com/expressvote and follow the instructions on the screen.

Shares Registered in the Name of a Brokerage Firm or Bank

A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP Program, you may vote those shares telephonically by calling the telephone number referenced on your voting form or you may vote via the Internet at the following address on the World Wide Web:

www.proxyvote.com and follow the instructions on your screen.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

A copy of our 2005 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Our Annual Report on Form 10-K for 2005 (the “2005 10-K”) and the exhibits filed with it are available on our website, www.harte-hanks.com in the Investor Relations section. Upon request by any stockholder, we will furnish, without charge, a copy of the 2005 10-K, without exhibits; and a copy of any or all exhibits will be furnished for a fee which will not exceed our reasonable expenses. All written requests should be submitted to Harte-Hanks, Inc., 200 Concord Plaza, Suite 800, San Antonio, TX 78216, attention: Corporate Secretary.

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456	C0123456789	12345

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.	Election of Class I Directors.

		For	Withhold

	01 - David L. Copeland	☐	☐

	02 - Christopher M. Harte	☐	☐

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

B  Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

PLEASE SIGN, DATE AND MAIL TODAY.

(Joint owners must EACH sign. Please sign EXACTLY as your name appears on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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1 U P X	0 0 8 5 0 4 1

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Proxy – Harte-Hanks, Inc.

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

10:00 a.m., Central Time, Tuesday, May 16, 2006

200 Concord Plaza Drive, First Floor

San Antonio, Texas 78216

The undersigned stockholder of Harte-Hanks, Inc. (the “Company”) hereby revokes any proxy or proxies previously granted and appoints Larry Franklin and Houston H. Harte or either of them as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Harte-Hanks, Inc. dated April 13, 2006.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY STOCKHOLDER SIGNING THIS PROXY THAT FAILS TO MARK ITEM 1 (ELECTION OF CLASS I DIRECTORS) WILL BE DEEMED TO HAVE GIVEN THE DESIGNATED PROXIES COMPLETE DISCRETION IN VOTING HIS, HER OR ITS SHARES “FOR” SUCH PROPOSALS. IF ITEM 1 IS MARKED, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. THE DESIGNATED PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 2. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

(Continued and to be voted on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 16, 2006.

THANK YOU FOR VOTING